Exhibit 99.1

The Chefs’ Warehouse Announces Offering of $250 Million of Convertible Senior Notes Due 2028

RIDGEFIELD, Conn., December 7, 2022 (GLOBE NEWSWIRE)—The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company”) today announced that it intends to offer, subject to market conditions and other factors, $250 million aggregate principal amount of its convertible senior notes due 2028 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchasers of the Convertible Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Convertible Notes are first issued, up to an additional $37.5 million aggregate principal amount of Convertible Notes. The Convertible Notes are expected to pay interest semiannually. During certain periods or if certain conditions are satisfied, the Convertible Notes will be convertible at the option of holders of the Convertible Notes into shares of the Company’s common stock, cash or a combination of cash and the Company’s common stock, at the Company’s election. The Convertible Notes will mature on December 15, 2028, unless earlier converted, redeemed or repurchased in accordance with their terms. Final terms of the Convertible Notes, including the interest rate, initial conversion rate, and redemption and other terms, will be determined by negotiations between the Company and the initial purchasers of the Convertible Notes.

The Company expects to use a portion of the net proceeds from the offering to pay the cash portion of the consideration in the concurrent exchange transactions described below. The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes.

Concurrently with the offering, in separate, privately negotiated transactions, the Company expects to enter into exchange agreements with a limited number of holders of its 1.875% convertible senior notes due 2024 (the “existing convertible notes”) to exchange a portion of the outstanding existing convertible notes for a combination of cash and shares of the Company’s common stock. Following the completion of the offering, the Company may engage in additional exchanges, or the Company may repurchase or induce conversions, of the existing convertible notes. Holders of the existing convertible notes that participate in any of these exchanges, repurchases or induced conversions may purchase or sell shares of the Company’s common stock in the open market to unwind any hedge positions they may have with respect to the existing convertible notes or to hedge their exposure in connection with these transactions. These activities may adversely affect the trading price of the Company’s common stock and the notes the Company is offering. Moreover, market activities by holders of the existing convertible notes that participate in the concurrent exchanges may impact the initial conversion price of the notes the Company is offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of the Company’s common stock, if any, issuable upon conversion of the Convertible Notes or issuable in the proposed exchange transactions described above, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The offer and sale of the Convertible Notes and the shares of the Company’s common stock, if any, issuable upon conversion of the Convertible Notes or issuable in the proposed exchange transactions described above have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. is a premier distributor of specialty food products in the United States, Canada and the Middle East focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 50,000 products to more than 35,000 customer locations throughout the United States, Canada and the Middle East.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, risks related to whether the Company will consummate the offering of the Convertible Notes or the proposed exchange transactions on the expected terms, or at all, the anticipated principal amount of the Convertible Notes, prevailing market and other general economic conditions, and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. A more detailed description of other potential risk factors that could affect the Company’s business and financial results is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 22, 2022 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information except as required by applicable laws.

Contact:

Investor Relations

Jim Leddy, CFO, (718) 684-8415